Press Release

Vuzix Appoints Two New Members To Its Board of Directors

ROCHESTER, NY -- (March 23, 2011) - Vuzix Corporation (TSX-V: VZX, OTC:BB: VUZI, FWB: V7X) (“Vuzix” or the “Company”) announced today that Jose A. Cecin and Richard F. Conway have been appointed to the Company’s Board of Directors bringing the total number of Board members to eight (8). The confirmation of Mr. Cecin and Mr. Conway as Board members satisfies the obligation of the Company, under its loan agreement with LC Capital Master Fund Ltd. (LC)  to add two Board seats to represent the interests of LC.

Mr. Conway is a Founder and Managing Member of Lampe, Conway & Co. LLC, an investment management firm. Mr. Conway is presently a Director of two private companies: Autocam Corporation and Preferred Systems Solutions, Inc. He previously served as a Director of two public companies: Inland Resources, Inc. and Hawaiian Airlines, Inc. Mr. Conway received a BA degree from Harvard College and an MBA degree from Yale University.

Mr. Cecin was recently the Executive Vice President and Chief Operating Officer of RCN Corporation. Previously, he was a Managing Director of BB&T Capital Markets where he was the Group Head of the firm's Communications Investment Banking practice. He has served as a director of several publicly traded companies including RCN, Arbinet Corporation, SkyTerra Communications and NEON Group, Inc. Mr. Cecin earned a BS degree in Electrical Engineering from the United States Military Academy at West Point and an MBA from Stanford University.

The appointment of Messrs. Cecin and Conway is subject to regulatory approval, including the approval of the TSX Venture Exchange.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the defense, consumer and media & entertainment markets. The Company’s products, personal display devices that offer users a portable high quality viewing experience, provide solutions for mobility, thermal sighting systems, tactical wearable displays and virtual and augmented reality. With its origins in defense research and development for next generation display solutions, Vuzix holds over 51 patents in the Video Eyewear field. The company has won 9 Consumer Electronics Show Innovations Awards, the RetailVision Best New Product and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (TSX-V: VZX - News, OTC:BB: VUZI , FWB: V7X) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Charlotte Walker, VP Corporate Communications
IR@Vuzix.com
Tel: +1 (585) 359-5910
75 Town Centre Drive
Rochester, NY 14623 USA